Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-175339

Issuer Free Writing Prospectus, dated July 5, 2011

McCormick & Company, Incorporated

Final Term Sheet for 3.900% Notes due 2021

Issuer:	McCormick & Company, Incorporated

Ratings: (Moody’s /S&P)*	A2 (stable) / A- (stable)

Principal Amount:	$250,000,000

Type:	SEC Registered, Registration No. 333-175339

Trade Date:	July 5, 2011

Settlement Date:	July 8, 2011 (T+3)

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2012 and ending on the Maturity Date

Maturity Date:	July 15, 2021

Benchmark Treasury:	3.125% due May 15, 2021

Benchmark Treasury Price and Yield:	99-27 / 3.143%

Spread to Benchmark Treasury:	+ 80 basis points

Yield to Maturity:	3.943%

Coupon (Interest Rate):	3.900%

Price to Public:	99.646%

Optional Redemption:

Prior to April 15, 2021 (three months prior to their maturity date), the notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

(1)    100% of the principal amount of the notes to be redeemed and

(2)    the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in either case accrued and unpaid interest thereon to the date of redemption.

On or after April 15, 2021 (three months prior to their maturity date), the Issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	579780 AH0 / US579780AH00

Joint Book-Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc.

Co-Manager:	BNP Paribas Securities Corp.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. can arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at 1-800-326-5897, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.